Exhibit 23.3

September 15, 2008

Thomas V. Hennessey

Chief Financial Officer

AutoGenomics, Inc.

2251 Rutherford Road

Carlsbad, CA 92008

Subject: Written Consent to Reference SVB Analytics, Inc. Valuation in S-1 Filing of AutoGenomics, Inc.

Dear Mr. Hennessey:

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions, with respect to our appraisal reports (the “Reports”) dated July 27, 2007, July 17, 2008, July 18, 2008 and August 27, 2008 addressed to AutoGenomics, Inc. (the “Company”) in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements” sections of the Company’s Registration Statement on Form S-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission.

We also consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

The Reports relate to a valuation of the common stock of the Company on December 31, 2006, December 31, 2007, April 30, 2008 and July 31, 2008.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements, projections and other data provided to us by the Company and its representatives. We did not audit or independently verify such financial statements, projections or other data.

Sincerely,

SVB Analytics, Inc.